Florida Gaming Corporation Obtains Order Establishing Procedures for Trading in Common Stock

SEPTEMBER 6, 2013, Miami, Florida – Florida Gaming Corporation (OTCBB: FGMGQ) today announced that the U.S. Bankruptcy Court has entered an order establishing procedures for trading in the company’s common stock that are designed to assist the company in preserving its net operating losses.

On August 30, 2013, the U.S. Bankruptcy Court for the Southern District of Florida granted a motion and entered an order on the docket, designed to assist the company in preserving its net operating losses by prohibiting certain transfers of equity interests in the company. The order will remain in effect until the Bankruptcy Court holds a hearing to reconsider the appropriateness of the interim relief. A final hearing is currently set for September 11, 2013.

In general, the order requires that any person seeking to acquire ownership of more than 4.9% of the company’s common stock, before such acquisition, file with the Bankruptcy Court and serve on the “Notice Parties” named in the order (i) a Declaration of Intent to Purchase, Acquire or Otherwise Accumulate Common Stock and (ii) a motion to approve any such contemplated transaction. The company (or any other interested party) would then have the right to object to the proposed acquisition.

For more detailed information, please read the order in its entirety as attached to the company’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Other information about Florida Gaming Corporation can be found at the company's website, www.casinomiamijaialai.com.

Certain of the information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Florida Gaming Corporation's current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Florida Gaming Corporation and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to operations; the potential adverse impact of the Chapter 11 cases on the companies' liquidity or results of operations; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; competitive pressures in the gaming industry; government legislation and regulation; and other risks and uncertainties set forth from time to time in Florida Gaming Corporation's reports to the U.S. Securities and Exchange Commission.